Exhibit 99.1

Bock Communications, Inc.	Leap contacts:
Jessica Levy, Media Relations 714-292-2990 jlevy@bockpr.com	Kristin Atkins, Media Relations 858-882-9105 katkins@leapwireless.com

Jim Seines, Investor Relations 858-882-6084 jseines@leapwireless.com

Leap Reports Results for Third Fiscal Quarter of 2004

~ Results Continue to Demonstrate Operating Efficiency as Company Executes on its Plans to
Generate Growth ~
~ Company Revises Outlook for 2004 and Announces its Expectations for 2005 ~

SAN DIEGO – November 18, 2004 – Leap Wireless International, Inc. [OTCBB: LEAP], a leading provider of innovative and value-driven wireless communications services, today announced financial and operating results for the third quarter of 2004, representing the combination of the Company’s results prior to its emergence from Chapter 11 reorganization (the “Predecessor Company”) and its results after emergence from reorganization (the “Successor Company”). The adoption of fresh start accounting as of July 31, 2004 has resulted in material adjustments to the historical carrying values of the Company’s assets and liabilities, and has required the Company to allocate its reorganization value to its assets based on fair values and to state its liabilities at the present value of amounts to be paid. As a result, the Company’s post-emergence balance sheet, statements of operations and statements of cash flows are not comparable in many respects to the Company’s financial statements for periods ending prior to the Company’s emergence from Chapter 11.

Combined total consolidated revenues for the third quarter were $205.7 million, compared to $192.9 million of total consolidated revenues for the third quarter of 2003. Combined consolidated operating income for the third quarter was $1.5 million, compared to $40.4 million of consolidated operating loss for the third quarter of 2003. Combined consolidated net income for the third quarter was $951.9 million, which included $958.2 million of reorganization items, net, reflecting the net impact of fresh start accounting and other bankruptcy related changes to the balance sheet. This combined net income result for the third quarter is not indicative of the Company’s expected future performance.

Leap Reports Results for Third Fiscal Quarter of 2004	Page 2 of 18

Adjusted consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for the combined third quarter was $56.8 million, compared to adjusted consolidated EBITDA of $35.5 million for the third quarter of 2003. Adjusted consolidated EBITDA represents EBITDA adjusted to exclude the effects of: reorganization items, net; other income (expense), net; gains on sale of wireless licenses; impairment of intangible assets; impairment of long-lived assets and related charges; and stock-based compensation awards.

Key operational and financial performance measures for the third quarter of 2004 were as follows:

•	Net customers were down approximately 8,000 compared to an increase of approximately 18,000 net customer additions reported for the third quarter of 2003.

•	Churn was 4.5%, similar to the churn of 4.5% reported for the third quarter of 2003.

•	Average revenue per user per month (ARPU), based on service revenue, was $36.77, down slightly from the ARPU of $36.87 for the third quarter of 2003.

•	Overall non-selling cash costs per user per month (CCU) was $18.25, an improvement of $3.79 from the CCU of $22.04 for the third quarter of 2003.

•	Cost per gross customer addition (CPGA) was $142, up from the CPGA of $136 reported for the third quarter of 2003.

•	Average minutes of use per customer per month (MOU) were approximately 1,500, compared to the approximately 1,400 reported for the third quarter of 2003.

•	Cumulative purchases of property and equipment (capital expenditures) increased by $13.4 million for the third quarter of 2004, bringing cumulative capital expenditures for the nine months ended September 30, 2004 to $43.8 million.

“We believe that the results we are reporting today serve to demonstrate yet again the tremendous operating efficiency of our business,” said Bill Freeman, Leap’s chief executive officer. “Going forward, our primary objective is to lever this efficiency to generate top-line customer and revenue growth and, by doing so, to create increased value for our shareholders. Since emerging from our financial restructuring, we have been executing on our strategic initiatives, which are designed to help us meet our growth and value objectives.”

Leap Reports Results for Third Fiscal Quarter of 2004	Page 3 of 18

“We are committed to stimulating growth in our existing markets,” continued Freeman. “To meet this objective, we are taking steps to introduce a more brand-defining marketing campaign that reinforces the core value Cricket brings to the marketplace. This will also include an increased focus on improving our level of customer care at every customer touchpoint. In addition, we are making excellent progress as we execute on our plans to implement new services such as prepaid offerings and new data applications, such as multi-media messaging services, and to provide customers with the ability to use their Cricket phones when they occasionally travel outside their Cricket service areas.”

“We also intend to pursue opportunities for expansion that will allow us to more effectively serve our customers by creating regional market clusters while yielding a solid return on our investment. We believe that our success in the marketplace will be driven by our innovative service offerings, which allow us to provide our customers with the high-quality, low-cost telecommunications services they desire. This is an exciting time for the Company and I, together with the rest of the management team, am very pleased to be leading the way,” said Freeman.

Business Outlook

Today, Leap is providing updated guidance for fiscal year 2004 along with its outlook for fiscal year 2005. The following forward-looking statements are based on management’s existing plans and are also based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. The following forward-looking statements are qualified by that fact and speak only of management’s views as of the date of this release. Leap does not undertake any obligation to update this information from this date. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Leap’s business. Factors that could cause actual results to differ from these forward-looking statements are described later in this release.

Leap Reports Results for Third Fiscal Quarter of 2004	Page 4 of 18

Given year-to-date results and current business trends, Leap is revising its previously published outlook for fiscal year 2004 as follows:

•	Total net customer additions during fiscal year 2004 are expected to be between 70,000 and 100,000, revised from 50,000 to 100,000.

•	Churn is expected to be between 3.8 percent and 4.0 percent, revised from 3.8 percent to 4.2 percent.

•	Total consolidated revenue is expected to be between $830 million and $835 million, revised from $820 million to $840 million.

•	Adjusted consolidated EBITDA is expected to be between $223 million and $230 million, revised from $215 million to $230 million.

•	The Company’s expectations for capital expenditures have been reduced to approximately $80 million for fiscal year 2004.

The Company also provided its initial outlook for fiscal year 2005:

•	Total net customer additions during fiscal year 2005 are expected to be between 150,000 and 200,000.

•	Churn is expected to be between 3.5 percent and 4.0 percent.

•	Total consolidated revenue is expected to be between $875 million and $950 million.

•	Adjusted consolidated EBITDA is expected to be between $235 million and $270 million.

•	Capital expenditures are expected to be between $110 million and $120 million for fiscal year 2005, including $20 million to $25 million of capital expenditures associated with the build-out and launch of the Fresno, Calif. market, as well as the related expansion of the Company’s existing Visalia and Modesto/Merced markets.

“With our adoption of fresh start accounting in the third quarter, the Company’s restructuring activity is now substantially completed,” said Doug Hutcheson, Leap’s executive vice president and CFO. “We believe that today Leap is a company with a clean, strong balance sheet, solid cash flow and the opportunity to improve its results through stronger growth in the future as our new services become

Leap Reports Results for Third Fiscal Quarter of 2004	Page 5 of 18

available to and are accepted by our customers. The Company looks forward to the future as we work to complete our anticipated refinancing and to become listed on the NASDAQ national market in the coming months.”

Conference Call Note
 As previously announced, Leap will hold a conference call to discuss these results and the outlook for 2004 and 2005 at 11:00 a.m. Eastern Standard Time, Friday, November 19, 2004. Forward-looking and other material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-800-901-5213 or 1-617-786-2962 and entering reservation number 31832828 followed by the # key. This call is also being webcast and can be accessed at the Investor Relations section of Leap’s website, www.leapwireless.com or by accessing the following external websites: www.fulldisclosure.com or www.streetevents.com.

To listen to the call, please go to the website at least 15 minutes prior to the start time to register, download and install any necessary audio software. An online replay is planned to follow shortly after the live conference call and will be available until December 19, 2004. The telephonic rebroadcast will be available shortly after the completion of the call and will be available until close of business on November 30, 2004. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 and entering the reservation number 94578179 followed by the # key.

About Leap
 Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services that are targeted to meet the needs of customers who are under-served by traditional communications companies. With a commitment to predictability, simplicity and value as the foundation of our business, Leap pioneered Cricket® service, a simple and affordable wireless alternative to traditional landline service. Cricket® service offers customers unlimited anytime minutes within the Cricket® calling area over a high-quality, all-digital CDMA network. Cricket® service is available to customers in 39 markets in 20 states stretching from New York to California. For more information, please visit www.leapwireless.com.

Leap Reports Results for Third Fiscal Quarter of 2004	Page 6 of 18

Note Regarding Non-GAAP Financial Measures

The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as other financial measures that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company’s financial performance that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer focused performance metrics that are widely used in the telecommunications industry. Adjusted consolidated EBITDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measure can be found in the section entitled “Notes to Condensed Consolidated Financial Statements” included toward the end of this release.

Except for the historical information contained herein, this news release contains “forward-looking statements” reflecting management’s current forecast of certain aspects of Leap’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	our ability to attract, motivate and/or retain an experienced workforce;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	adverse changes in the credit and financial markets generally, or specifically in the market for syndicated loans to non-investment grade borrowers;

Leap Reports Results for Third Fiscal Quarter of 2004	Page 7 of 18

•	failure of network systems to perform according to expectations;

•	global political unrest, including the threat or occurrence of war or acts of terrorism; and

•	other factors detailed in the section entitled “Risk Factors” included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2004, in our Form 10-Q for the three months ended September 30, 2004, which we expect to file promptly, and in our other SEC filings.

The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Leap and the Leap logo design are trademarks of Leap Wireless International, Inc. Cricket is a registered trademarks of Cricket Communications, Inc. Cricket +1, Cricket +2, Cricket Unlimited, Cricket Multi Value Plan, and Cricket Clicks are trademarks of Cricket Communications, Inc.

Leap Reports Results for Third Fiscal Quarter of 2004	Page 8 of 18

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(UNAUDITED)
(In Thousands)

	Successor	Predecessor
	Company	Company
	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$138,582	$84,070
Short-term investments	99,991	65,811
Restricted cash, cash equivalents and short-term investments	37,295	55,954
Funds distributed to Leap Creditor Trust	—	67,800
Inventories	33,286	17,680
Other current assets	33,656	39,145

Total current assets	342,810	330,460
Property and equipment, net	579,640	817,075
Wireless licenses, net	652,664	560,056
Goodwill and other intangible assets, net	494,289	—
Other assets	15,038	49,252

Total assets	$2,084,441	$1,756,843

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$95,963	$64,485
Current maturities of long-term debt	40,586	74,112
Other current liabilities	76,709	54,923

Total current liabilities	213,258	193,520
Long-term debt	372,192	—
Other long-term liabilities	22,945	55,157

Total liabilities	608,395	248,677
Liabilities subject to compromise	—	2,401,522
Stockholders’ equity (deficit):
Predecessor Company and Successor Company preferred stock — authorized 10,000,000 shares, $.0001 par value; no
shares issued and outstanding	—	—
Predecessor Company common stock — authorized 300,000,000 shares, $.0001 par value; 58,704,224 issued and outstanding	—	6
Successor Company common stock — authorized 160,000,000 shares, $.0001 par value; 60,000,000 shares issued and outstanding	6	—
Additional paid-in capital	1,478,392	1,156,410
Unearned stock-based compensation	—	(421)
Accumulated deficit	(2,572)	(2,048,431)
Accumulated other comprehensive income (loss)	220	(920)

Total stockholders’ equity (deficit)	1,476,046	(893,356)

Total liabilities and stockholders’ equity (deficit)	$2,084,441	$1,756,843

Leap Reports Results for Third Fiscal Quarter of 2004	Page 9 of 18

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)(1)
(UNAUDITED)
(In Thousands, Except Per Share Data)

	Successor
	Company	Predecessor Company
	Two Months	One Month	Three Months
	Ended	Ended	Ended
	September 30,	July 31,	September 30,
	2004	2004	2003
Revenues:
Service revenues	$112,084	$57,375	$160,849
Equipment revenues	24,502	11,749	32,034

Total revenues	136,586	69,124	192,883

Operating expenses:
Cost of service (exclusive of items shown separately below)	(32,333)	(18,161)	(47,849)
Cost of equipment	(31,383)	(12,770)	(49,188)
Selling and marketing	(16,769)	(6,805)	(21,610)
General and administrative	(21,673)	(8,982)	(38,723)
Depreciation and amortization(2)	(29,546)	(26,007)	(74,903)
Impairment of long-lived assets and related charges	—	(266)	(4,083)

Total operating expenses	(131,704)	(72,991)	(236,356)
Gains on sale of wireless licenses	—	532	3,117

Operating income (loss)	4,882	(3,335)	(40,356)
Interest income	278	—	—
Interest expense (contractual interest expense was $22.7 million for the one month ended July 31, 2004 and $62.0 million for the three months ended September 30, 2003)	(5,545)	(464)	(2,356)
Other income (expense), net	153	303	(19)

Loss before reorganization items and income taxes	(232)	(3,496)	(42,731)
Reorganization items, net	—	958,228	(2,595)

Income (loss) before income taxes	(232)	954,732	(45,326)
Income taxes(3)	(2,340)	(295)	(2,091)

Net income (loss)	$(2,572)	$954,437	$(47,417)

Other comprehensive income (loss):
Unrealized holding gains on investments, net	220	—	140

Comprehensive income (loss)	$(2,352)	$954,437	$(47,277)

Basic and diluted net income (loss) per common share	$(0.04)	$16.28	$(0.81)

Shares used in per share calculations:
Basic and diluted	60,000	58,631	58,704

Leap Reports Results for Third Fiscal Quarter of 2004	Page 10 of 18

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)(1)
(UNAUDITED)
(In Thousands, Except Per Share Data)

	Successor
	Company	Predecessor Company
	Two Months	Seven Months	Nine Months
	Ended	Ended	Ended
	September 30,	July 31,	September 30,
	2004	2004	2003
Revenues:
Service revenues	$112,084	$398,451	$483,912
Equipment revenues	24,502	83,196	78,462

Total revenues	136,586	481,647	562,374

Operating expenses:
Cost of service (exclusive of items shown separately below)	(32,333)	(113,988)	(153,918)
Cost of equipment	(31,383)	(97,160)	(132,994)
Selling and marketing	(16,769)	(51,997)	(65,353)
General and administrative	(21,673)	(81,514)	(126,706)
Depreciation and amortization(2)	(29,546)	(177,494)	(226,055)
Impairment of indefinite-lived intangible assets	—	—	(171,140)
Impairment of long-lived assets and related charges	—	(626)	(22,721)

Total operating expenses	(131,704)	(522,779)	(898,887)
Gains on sale of wireless licenses	—	532	4,589

Operating income (loss)	4,882	(40,600)	(331,924)
Interest income	278	—	779
Interest expense (contractual interest expense was $156.2 million for the seven months ended July 31, 2004 and $184.7 million for the nine months ended September 30, 2003)	(5,545)	(4,195)	(82,307)
Other income (expense), net	153	(293)	(187)

Loss before reorganization items and income taxes	(232)	(45,088)	(413,639)
Reorganization items, net	—	957,516	(4,963)

Income (loss) before income taxes	(232)	912,428	(418,602)
Income taxes(3)	(2,340)	(4,166)	(6,072)

Net income (loss)	$(2,572)	$908,262	$(424,674)

Other comprehensive income (loss):
Unrealized holding gains on investments, net	220	—	225

Comprehensive income (loss)	$(2,352)	$908,262	$(424,449)

Basic and diluted net income (loss) per common share	$(0.04)	$15.49	$(7.23)

Shares used in per share calculations:
Basic and diluted	60,000	58,623	58,704

Leap Reports Results for Third Fiscal Quarter of 2004	Page 11 of 18

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(UNAUDITED)
(In Thousands)

	Successor
	Company	Predecessor Company
	Two Months	Seven Months	Nine Months
	Ended	Ended	Ended
	September 30,	July 31,	September 30,
	2004	2004	2003
Operating activities:
Net cash provided by operating activities	$27,090	$119,142	$105,235
Investing activities:
Purchase of property and equipment	(10,392)	(33,412)	(27,279)
Net proceeds from sales of wireless licenses	—	2,000	4,722
Purchase of investments	(12,798)	(87,201)	(111,183)
Sale and maturity of investments	7,300	58,333	79,197
Restricted cash, cash equivalents and short-term investments, net	11,367	9,810	13,734

Net cash used in investing activities	(4,523)	(50,470)	(40,809)

Financing activities:
Repayment of long-term debt	(36,727)	—	(4,365)
Other	—	—	50

Net cash used in financing activities	(36,727)	—	(4,315)

Net increase (decrease) in cash and cash equivalents	(14,160)	68,672	60,111
Cash and cash equivalents at beginning of period	152,742	84,070	100,860

Cash and cash equivalents at end of period	$138,582	$152,742	$160,971

Leap Reports Results for Third Fiscal Quarter of 2004	Page 12 of 18

LEAP WIRELESS INTERNATIONAL, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(UNAUDITED)

	Three Months Ended
	September 30,
	2004	2003
Gross additions	200,315	214,967
Net additions	(7,594)	18,117
End of period customers	1,539,770	1,477,824
Weighted average number of customers	1,536,314	1,454,387
Churn(4)	4.5%	4.5%
ARPU(5)	$36.77	$36.87
CPGA(6)	$142	$136
CCU(7)	$18.25	$22.04
Average minutes of use per customer per month	1,500	1,400
Adjusted combined consolidated EBITDA (in thousands)(8)	$56,834	$35,513

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	In connection with Leap’s emergence from Chapter 11, the Company applied fresh start accounting in accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Under SOP 90-7, the Company was required to apply fresh start reporting because (i) the reorganization value of the assets of the Company was less than the sum of all the allowed claims and post petition liabilities, and (ii) holders of the Company’s common shares immediately before the bankruptcy court confirmed the Company’s Plan of Reorganization received less than fifty percent of the common stock issued by the Company on the date it emerged from bankruptcy. All material conditions to the effectiveness of the Plan of Reorganization were resolved on August 5, 2004 and the Plan of Reorganization became effective on August 16, 2004. In light of the proximity of August 5, 2004 to the month ended July 31, 2004 and the immateriality of the results of operations for the period from August 1, 2004 through August 5, 2004, the Company has recorded the effects of the consummation of the Plan of Reorganization as well as adjustments for fresh start reporting in the Company’s unaudited condensed consolidated financial statements as of July 31, 2004. Under fresh start reporting, a new entity is deemed to be created for financial reporting purposes. Therefore, as used in these financial statements, the term “Company” refers to the Predecessor Company and its operations for periods on or prior to July 31, 2004, and refers to the Successor Company for periods after July 31, 2004. The financial statements of the Company after July 31, 2004 are not comparable in many respects to the Company’s financial statements for prior periods.

In implementing fresh start reporting, the Company allocated its reorganization value to its assets in conformity with procedures specified by Statement of Financial Accounting

Leap Reports Results for Third Fiscal Quarter of 2004	Page 13 of 18

Standards (“SFAS”) No. 141, “Business Combinations” and stated its liabilities, other than deferred taxes, at the present value of amounts to be paid. The amount remaining after allocation of the reorganization value to the Company’s identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh start reporting, the Company’s accumulated deficit was eliminated and new equity was issued according to the Plan of Reorganization.

(2)	Upon emergence from Chapter 11 and adoption of fresh-start accounting, the Company re-assessed the useful lives of its property and equipment. As a result of this assessment, which included a review of the Company’s historical usage of and expected future service from existing property and equipment, and a review of industry experience with similar property and equipment, the Company changed the depreciable lives for certain network equipment assets, such as switches, switch power equipment, and cell site costs. These network equipment assets that were previously depreciated over periods ranging from two to five years are now being depreciated over periods ranging from three to ten years. As a result of this change, depreciation expense was reduced by $20.5 million, and net loss was reduced by $12.5 million, or $0.21 per share for the two months ended September 30, 2004 compared to what it would have been if the useful lives had not been revised. The estimated useful lives for the Company’s non-network equipment, which have remained unchanged, are three to five years for computer hardware and software, and three to seven years for furniture, fixtures, and retail and office equipment. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

Additionally, in connection with the adoption of fresh start reporting, the Company reduced the carrying value of property and equipment to its estimated fair market value of approximately $593 million.

Certain other intangible assets were identified and recorded upon the adoption of fresh start accounting and consist of trademarks which are being amortized on a straight-line basis over their estimated useful lives of fourteen years, and customer relationships, which are being amortized on a straight-line basis over their estimated useful lives of four years. At September 30, 2004, trademarks were $36.6 million, net of accumulated amortization of $0.4 million, and customer relationships were $123.6 million, net of accumulated amortization of $5.4 million. Amortization expense for the two months ended September 30, 2004 was $5.8 million. Estimated amortization expense for intangible assets for the remainder of 2004 and for 2005 to 2008 is $8.7 million, $34.9 million, $34.9 million, $34.9 million, $21.5 million, respectively, and $25.3 million thereafter.

(3)	In connection with the Company’s emergence from bankruptcy there was a significant reduction of the Company’s outstanding indebtedness, and as a result, it realized cancellation of indebtedness income. The Company is not required to recognize such cancellation of indebtedness income for tax purposes, however the Company will be

Leap Reports Results for Third Fiscal Quarter of 2004	Page 14 of 18

required to reduce its net operating losses (NOL’s) by the amount of such excluded income.

At September 30, 2004, the Company had federal NOL’s of approximately $570 million. Pursuant to Internal Revenue Code §382, the Company’s ability to utilize its NOL’s is subject to an annual limitation due to an ownership change upon its emergence from bankruptcy, as well as a previous ownership change in 2002. The Company expects to have $70 million or more per year of the NOL’s available to offset against future taxable income. The ability to use these NOL’s will depend upon the Company’s ability to generate sufficient taxable income.

For financial reporting purposes, the Company’s net deferred tax assets at July 31, 2004 are subject to a full valuation allowance. Pursuant to SOP 90-7, future decreases in the valuation allowance will be accounted for as a reduction in goodwill. Goodwill was reduced by $0.5 million during the two months ended September 30, 2004, due to such decreases. To the extent the Company generates book income in the future, it expects to recognize income tax expense at the full statutory rate, or higher, without reduction for utilization of the NOL’s. Tax expense for financial reporting purposes may be higher than the full statutory rate as a result of book expenses that are not deductible for tax purposes, and as a result of increases in deferred tax liabilities resulting from the amortization of wireless licenses for tax purposes.

     Definition of Terms and Reconciliation of Non-GAAP Financial Measures

(4)	Churn, an industry metric that measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless providers.

(5)	ARPU is an industry metric that measures service revenue divided by the weighted average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless providers.

Leap Reports Results for Third Fiscal Quarter of 2004	Page 15 of 18

(6)	CPGA is an industry metric that represents selling and marketing costs and the gain or loss on sale of handsets (generally defined as cost of equipment less equipment revenue), excluding costs unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. Costs unrelated to initial customer acquisition include the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless providers.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA. The financial data for the three months ended September 30, 2004 presented below represents the combination of the Predecessor and Successor Companies’ results for this period (in thousands, except gross customer additions and CPGA):

	Three Months Ended,
	September 30,
	2004	2003
Selling and marketing expense	$23,574	$21,610
Plus cost of equipment	44,153	49,188
Less equipment revenue	(36,251)	(32,034)
Less net loss on equipment transactions unrelated to initial customer acquisition	(2,971)	(9,589)

Total costs used in the calculation of CPGA	$28,505	$29,175
Gross customer additions	200,315	214,967

CPGA	$142	$136

(7)	CCU is an industry metric that measures cost of service, general and administrative costs, gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as

Leap Reports Results for Third Fiscal Quarter 2004	Page 16 of 18

a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU. The financial data for the three months ended September 30, 2004 presented below represents the combination of the Predecessor and Successor Companies’ results for this period (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended
	September 30,
	2004	2003
Cost of service	$50,494	$47,849
Plus general and administrative expense	30,655	38,723
Plus net loss on equipment transactions unrelated to initial customer acquisition	2,971	9,589

Total costs used in the calculation of CCU	$84,120	$96,161
Weighted-average number of customers	1,536,314	1,454,387

CCU	$18.25	$22.04

(8)	Adjusted consolidated EBITDA represents EBITDA adjusted to exclude the effects of: reorganization items, net; other income (expense), net; gains on sale of wireless licenses; impairment of intangible assets; impairment of long-lived assets and related charges; and stock-based compensation awards. We present adjusted consolidated EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted consolidated EBITDA facilitates internal comparisons of our historical operating performance, management also uses adjusted consolidated EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Also, a substantial portion of the bonuses paid to our employees under the Company’s bonus plan is based on the Company’s achieving consolidated EBITDA

Leap Reports Results for Third Fiscal Quarter 2004	Page 17 of 18

targets. In addition, we believe that adjusted consolidated EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our expenditures for capital expenditures;

•	although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted consolidated EBITDA does not reflect cash requirements for such replacements;

•	it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management compensates for these limitations by relying on our GAAP results and using adjusted consolidated EBITDA only supplementally.

The reconciliation of adjusted combined adjusted consolidated EBITDA to net income (loss), the most directly comparable GAAP financial measure, is provided below. The financial data for the three months ended September 30, 2004 presented below represents the combination of the Predecessor and Successor Companies’ results for this period (in thousands):

	Three Months Ended,
	September 30,
	2004	2003
Consolidated net income (loss)	$951,865	$(47,417)
Plus income taxes	2,635	2,091
Plus interest expense	6,009	2,356
Less interest income	(278)	––
Plus depreciation and amortization	55,553	74,903

Consolidated EBITDA	$1,015,784	$31,933
Less reorganization items, net	(958,228)	2,595
Less other income (expense), net	(456)	19
Less gains on sale of wireless licenses	(532)	(3,117)
Plus impairment of long-lived assets and related charges	266	4,083

Adjusted consolidated EBITDA	$56,834	$35,513

In this earnings release for the quarter ended September 30, 2004, Leap has reported combined adjusted consolidated EBITDA for the three month periods ended September 30, 2004 and 2003 and reconciled adjusted consolidated EBITDA to net loss, the most

Leap Reports Results for Third Fiscal Quarter 2004	Page 18 of 18

directly comparable GAAP financial measure. However, Leap is unable to project net income (loss) for the fiscal years ending December 31, 2004 or 2005, or to reconcile projected adjusted consolidated EBITDA to projected net income (loss) for the same period because Leap cannot practically determine several items that will affect net income (loss), including: interest expense and other expenses related to the proposed $650 million of credit facilities, gains on sales of wireless licenses, and income taxes.

###